EXHIBIT 18

October 5, 2006

John Gehring, Senior Vice President and Corporate Controller
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102

Dear Mr. Gehring:

We have been furnished with a copy of the quarterly report on Form 10-Q of ConAgra Foods, Inc. (the “Company”) for the three months ended August 27, 2006, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for advertising costs in interim periods from expensing estimated costs based on a proportion of expected annual sales volume to expensing as incurred and states that the newly adopted accounting principle is preferable in the circumstances because of significant changes in its marketing strategies and management’s belief that the new method results in a more objective measure of quarterly expense that will better support planning and resource allocation decisions by management.  The new policy of expensing advertising as incurred eliminates the need to estimate overall expected sales, expenses, and the benefit period of the advertising on an interim basis and conforms the Company’s interim accounting policy with that used to prepare the annual financial statements.  In accordance with your request, we have reviewed and discussed with you and other Company officials the circumstances and business judgments and planning upon which the decision to make this change in  method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to May 28, 2006, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP
KPMG LLP

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